Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ammo, Inc. on Form S-8 (No. 333-251677) and Form S-3 (No. 333-252786) of our report dated June 29, 2021, with respect to the consolidated financial statements appearing in the Annual Report on Form 10-K of Ammo, Inc. for the year ended March 31, 2021.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

June 29, 2021